Exhibit 10.34

AMENDMENT TO OFFER LETTER AGREEMENT

This Amendment to the Offer Letter Agreement (this “Amendment”) is made and entered into as of December 18, 2008, by and among Jeff Lievense (“Executive”) and Amyris Biotechnologies, Inc., a California corporation (the “Company”).

RECITALS

A.        The Company and Executive are parties to that certain Offer Letter Agreement between the Company and the Executive dated October 22, 2007 (the “Agreement”). All capitalized terms set forth herein shall (unless otherwise defined herein) have the meanings given to them in the Agreement.

B.        The Company and Executive wish to clarify the terms of the Agreement by means of this Amendment to the Agreement.

AMENDMENT

NOW THEREFORE, the parties hereby agree as follows:

1.        FIRST AMENDMENT TO AGREEMENT. The following language shall be added to the end of Section 3:

Such bonus shall be paid no later than March 15 the year following the year with respect to which the bonus is earned.

2.        SECOND AMENDMENT TO AGREEMENT. The following language shall be added to the end of subparagraph (A) of Section 8:

Antyris will commence payment of the salary continuation described in this subparagraph (A) of Section 8 and the COBRA benefits described below in subparagraph (B) of Section 8 on the first regular payroll date that is thirty (30) days (or where determined necessary by Amyris to make the release described above effective, sixty (60) days following your termination of employment, provided that prior to such date the release described above becomes effective. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments will be payable in accordance with their original schedule.

3.        THIRD AMENDMENT TO AGREEMENT. The following language shall be added to the end of Section 8 as a new paragraph:

For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from your separation from service from Amyris or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Section 8 are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

4.        FOURTH AMENDMENT TO AGREEMENT. The third paragraph of Section 9 (defining “Constructive Termination”) shall be deleted in its entirety and replaced with the following language:

“Constructive Termination” shall mean a resignation of your employment within ~~30~~ 120 days of the occurrence of any of the following events which occurs within 6 months following a Change of Control: (i) a material reduction in your responsibilities; (ii) a material reduction in your base salary, unless such reduction in your base salary is comparable in percentage to, and is part of, a reduction in the base salary of all executive officers of Amyris; or (iii) a relocation of your principal office to a location more than fitly (50) miles from the location of your principal office immediately preceding a Change in Control; provided, however, that you shall provide notice to Amyris, within ninety (90) days of occurrence of a condition listed above constituting a Constructive Termination and allow Amyris thirty (30) days in which to cure such condition.

5.        NO OTHER AMENDMENTS. Except as expressly set forth above, all of the terms and conditions of the Agreement remain in full force and effect.

6.        COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same instrument.

COMPANY		EXECUTIVE

By:	John G. Melo	Jeff Lievense
Its:	Chief Executive Officer